Exhibit 10.5

ONE COCA-COLA PLAZA
ATLANTA, GEORGIA

John Murphy                                P O Box 1734
Executive Vice President &                        Atlanta, GA 30301
Chief Financial Officer                            Ph: 404-676-9060
E-fax: 833-904-1180

February 19, 2020

Kathy Loveless
Atlanta, GA

Dear Kathy,

We are delighted to confirm your promotion to Vice President, Controller, job grade 18, with an effective date of March 1, 2020. You will continue to report to me. The information contained in this letter provides details of your promotion.

•	Your principal place of assignment will be Atlanta, GA.

•	Your annual base pay for your new position will be USD 358,000.

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You will continue to be eligible to participate in the annual Performance Incentive Plan. This is an important, variable element of your total compensation. Your incentive opportunity for your new position is between 0% and 130% (maximum) of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

Kathy Loveless
February 19, 2020

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You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position and based upon your leadership potential to impact the Company’s future growth.  As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

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You will be expected to acquire and maintain share ownership at a level equal to two times your base pay. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2025, to achieve this level of ownership. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February. Further information regarding this requirement is enclosed.

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You will be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to USD 7,500 annually, subject to taxes and withholding. Further information regarding this benefit is enclosed.

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You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation. Further information regarding this benefit is enclosed.

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You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately (enclosed).

•	This letter is provided as information and does not constitute an employment contract.

Kathy Loveless
February 19, 2020

Kathy, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ John Murphy

John Murphy

c:    Carl Saunders
Executive Compensation
Executive Services

Enclosures:     Agreement on Confidentiality, Non-Competition, and Non-Solicitation
Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information
Stock Ownership Program Enclosure
Financial Planning Reimbursement Program Enclosure
Emory Executive Health Enclosure

I, Kathy Loveless, accept this offer:

Signature:     /s/ Kathy Loveless

Date:         2/24/2020